Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brocade Communications Systems, Inc.:

We consent to the use of our reports dated December 22, 2015, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. as of October 31, 2015 and November 1, 2014, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended October 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2015, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

June 3, 2016